Exhibit 10.5

DEVELOPMENT AGREEMENT

THIS DEVELOPMENT AGREEMENT (the “Agreement”) entered into and effective as of the 12th day of April, 2011, by and between Alamo Energy Corp., a Nevada corporation, whose address is 10497 Town and Country Way, Suite 820, Houston, Texas 77024 (“Alamo”) and Range Kentucky Holdings LLC, a Wyoming limited liability company, whose address is P.O. Box 726, 504 Fremont, Thermopolis, WY 82443-2913 (herein, “RKH”).  Alamo and RKH are herein individually designated as a “Party” and collectively as the “Parties”.

RECITALS

RKH, as Seller, and Alamo, as Buyer, have entered into a certain Member Interest Purchase and Sale Agreement dated April 12, 2011 (the “MIPSA”), whereby Alamo agreed to acquire all of the membership interests in KYTX Oil and Gas, LLC,(“KYTX”), KYTX Pipeline, LLC (“Pipeline”); and KYTX Drilling Company, LLC (“Drilling”).  KYTX, Pipeline, and Drilling are hereafter collectively referred to as the “Operating Entities”

As part of the transaction contemplated by the MIPS, the Parties agreed to execute this Agreement whereby Alamo will undertake the development of the current or future assets of the Operating Entities (the “Assets”) and will provide for the development of other oil, gas or pipeline properties acquired by Alamo and/or its Affiliates within Knox, Bell, Leslie, Clay, Laurel, Whitley or Harlan Counties, Kentucky (the “Development Area”).

NOW THEREFORE, in consideration of the premises and of the mutual obligations of the Parties, the Parties do hereby agree as follows:

1. DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings unless the context otherwise requires:

1.1 “Affiliate” shall mean, with respect to any Person (which shall include any individual, partnership, company, joint venture, corporation, limited liability company, trust, trustee, receiver, or other entity or any unincorporated association or organization), any person directly or indirectly Controlling, Controlled by or under common Control with such person.

1.2 “Asset Acquisition Costs” means all costs incurred in acquiring in the Development Area (i) producing or non-producing Wells, (ii) Leases, Lease Options or Mineral Interests, (iii) operating or non-operating pipelines, and (iv) the equipment, facilities, and inventory related to any of (i), (ii) and (iii) pursuant to a transaction involving the acquisition of any of (i) through (iv) directly or indirectly through the acquisition of a Person owning any of (i) through (iv).  Such costs shall include, by way of illustration, cash or equity consideration, broker’s fees, recording fees, title examination expense, legal expense, title curative costs, and accounting or other consultant costs incurred to complete the transaction.

1.3 “Control”, “Controlling”, “Controlled by”, and “under common Control with” shall mean the possession directly or indirectly of the authority to direct or cause the direction of the management, policies or operational activities of a Person, whether through ownership of voting securities or other right to vote, by contract or otherwise.

1.4 “Funded Amount” means two million U.S. dollars (“$2,000,000.00”).

1.5 “Lease” means an oil and gas lease; oil, gas and mineral lease; compulsory pooled interest; pooled interest; leasehold estates, partial and other interests therein and subleases thereof; operating rights and other rights authorizing the owner thereof to explore for and produce oil, gas (including casinghead gas and coalbed methane gas) and related hydrocarbons and other minerals.  This term also includes top leases and other interests which are to vest upon the expiration of a currently effective interest.

1.6 “Lease Acquisition Costs” means all costs incurred in acquiring Leases, Lease Options or Mineral Interests in the Development Area including, by way of illustration, cash bonus consideration (including bonuses paid for interests acquired by compulsory pooling), broker’s fees, recording fees, title examination expense, legal expense and title curative costs.

1.7 “Lease Option” means any contract or other agreement by which the holder has the right, but not the obligation, to acquire a Lease or Leases or Mineral Interest by the payment of money or for other consideration.

1.8 “Mineral Interest” means all fee mineral interests, term mineral interests, royalties, overriding royalties, net profits interests and production payments relating to oil, gas and other minerals in the Development Area.

1.9 “Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, or an unincorporated organization.

1.10  “Pipeline Development Costs” means all capital costs paid for the expansion, and construction of any pipelines owned or operated by Alamo or its Affiliates in the Development Area for the transportation, processing and marketing of oil, gas and other minerals and constituent byproducts thereof.  Pipeline Development Costs shall include any Right of Way Acquisition Costs.

1.11  “Right of Way” means a lease, right or way, servitude or other agreement granting rights to the owner thereof to develop, build, lay, and operate a pipeline for the transportation, processing, and marketing of oil and gas and any constituent by-products thereof.

1.12 “Right of Way Acquisition Costs” means all costs incurred in acquiring Rights of Way in the Development Area including, by way of illustration, cash bonus consideration, broker’s fees, recording fees, title examination expense, legal expense and title curative costs.

1.13  “Well” means any well intended for the production of oil, gas or other hydrocarbons that is drilled on a Lease.

1.14  “Well Development Costs” shall mean all costs of (a) drilling, testing, logging, deepening, plugging back, side-tracking, reworking, re-fracing, repairing, workover, completion, re-completion, redrilling, and equipping a Well, (b) the capital costs incurred for processing, transportation and marketing of the oil, gas and other minerals and constituent by-products thereof, or (c) for the plugging and abandonment of the same in the event a Well is determined to be a dry hole (whether or not a completion attempt is made).  “Well Development Costs” include (i) all costs incurred in connection with operations in preparation for drilling; (ii) all costs incurred for the settlement of claims for surface damage incurred in connection with the drilling, completion of a Well or the plugging and abandonment of a Well; (iii) costs of restoring the well site in accordance with applicable governmental and/or Lease requirements following completion of drilling and completion operations; and (iv) title examination expense and title curative costs incurred in connection with drilling of a Well.  Well Development Costs shall also include any costs paid by Alamo or its Affiliates or cause to be paid by third Persons by Alamo or its Affiliates in transporting, processing, marketing or making the oil and gas marketable or incident to marketing oil and gas or for any central facilities applicable to multiple Wells if such costs are not included in Pipeline Operation Costs.

2. DEVELOPMENT OF THE DEVELOPMENT AREA

2.1 Alamo will, or will cause its Affiliates to, spend or to cause a third Person to spend (for the benefit of Alamo and/or its Affiliates) the Funded Amount in the development of oil, gas and other minerals and related pipeline and other infrastructure within the Development Area.  The Funded Amount shall be spent for Asset Acquisition Costs, Lease Acquisition Costs, Well Development Costs and Pipeline Development Costs.  Alamo will use, or will cause its Affiliates to use, good faith commercially reasonable efforts to identify and develop projects within the Development Area (collectively “Projects” and each a “Project”) of the types listed below:

(a)  Completion of wells already drilled with improvements in completion procedures.

(b) Acquisition of neighboring producing or shut in wells (such as Young Oil Corp’s Gray Field wells  to be auctioned by administrator Spring  2011),

(c) Acquisition of new acreage and subsequent drilling of new wells,

(d) Acquisition and development of additional pipeline assets; and

(e) Drilling of new wells on existing or newly-acquired Leases.

2.2 RKH, upon notice in writing to Alamo, shall have the right to audit Alamo or its Affiliates' accounts and records relating to the development of the Development Area for any calendar year within the twenty-four (24) month period following the end of such calendar year to determine Alamo’s compliance with its obligation under this Agreement.  Alamo shall bear no portion of the RKH's audit cost incurred under this paragraph, unless agreed to by Alamo.  The audits shall not be conducted more than once each year without prior approval of Alamo, and shall be made at the expense of RKH.  Alamo shall reply in writing to an audit report within 180 days after receipt of such report.

3. PRINCIPLES OF DEVELOPMENT AGREEMENT

3.1 By execution of this Agreement, the Parties desire to provide a vehicle for the development of the Development Area and the Assets by Alamo or its Affiliates as would a reasonably prudent operator.  In identifying and pursuing projects, Alamo will apply the following principles:

(a) If a Project does not provide Alamo with an after-tax projected rate of return of fifteen percent (15%) or greater, utilizing Alamo’s reasonable estimates of costs, pricing and timing, Alamo or its Affiliates may reject such Project.

(b) If a Project does provide an after-tax projected rate of return of fifteen percent (15%) or more, but Alamo has one or more Projects in the Development Area which it believes, based on the advice from its geologic, geophysical, engineering and economic advisors, have a better technical chance of success or a better rate of return, Alamo or its Affiliates may reject such Project in favor of pursuing the more favorable Project.

(c) If a Project is burdened with legal, land title or other issues relating to the commencement, performance, completion and operation of the Project, Alamo or its Affiliates may reject such Project.

3.2 If Alamo or its Affiliates elect to proceed with a Project notwithstanding the limitations contained in Sections 3.1(a)-(c), or elect to cause a third Person to incur the costs of such Project, and if the costs for such Project are Asset Acquisition Costs, Lease Acquisition Costs, Well Operation Costs or Pipeline Operation Costs as defined herein, then such Project costs shall be included in meeting Alamo’s obligation under Section 2.1.

4. GOVERNING LAW.  The laws of the Commonwealth of Kentucky shall govern the interpretation and performance of this Agreement, excluding any conflict of laws rule which would apply the law of another jurisdiction.

5. ASSIGNMENTS.  Neither Alamo nor any of its Affiliates may transfer or assign all of its or their interests in the Assets in Development Area without first requiring the transferee to assume and perform all of the obligations of Alamo under this Agreement.  Any such assumption and agreement to perform shall be by appropriate written instrument for the benefit of, and enforceable by, RKH.  Notwithstanding the above, Alamo or its Affiliates may assign or transfer their interests in individual Projects within the Development Area and cause third Persons to incur Lease Acquisition Costs, Well Operation Costs and Pipeline Operation Costs.  Subject to the restrictions on assignment contained herein, this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Parties.

6. RELATIONSHIP OF THE PARTIES.  It is the intent of the Parties to establish a contractual relationship pursuant to this Agreement.  It is not the intent or purpose of the Parties to create hereunder any partnership, joint venture or association or the relationship of agency or employer and employee or any fiduciary relationship, and neither this Agreement nor any of the operations hereunder shall be construed as creating any such relationship.

7. NO THIRD PARTY BENEFICIARY.  Notwithstanding anything to the contrary herein, Alamo’s obligations hereunder shall inure only to the benefit of the Parties hereto and their permitted assigns, it being the express intention of the Parties that no one shall be deemed a third party beneficiary of this Agreement.

8. ENTIRE AGREEMENT.  This Agreement shall constitute the entire agreement among the Parties with respect to the subject matter covered hereby and shall supersede any and all other writings, understandings (whether written or oral) or memoranda entered into or discussed prior to the execution hereof.  This Agreement may be amended, modified and supplemented only be written instrument duly executed by each of the Parties.  The captions provided in this Agreement are for convenience only and are not intended to provide a construction with respect to any matter hereunder.

9. COUNTERPARTS.  This Agreement may be executed in one or more counterparts, and each counterpart shall be deemed to be an original, but all counterparts together shall constitute one instrument.

(signature page follows)

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by persons duly authorized to do so on behalf of the respective Parties on the date first above written.

ALAMO ENERGY CORP. a Nevada corporation
By:	/a/ Allan Millmaker
Allan Millmaker Its: Chief Executive Officer

[SIGNATURE PAGE TO DEVELOPMENT AGREEMENT – PAGE 2 OF 2]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by persons duly authorized to do so on behalf of the respective Parties on the date first above written.

RANGE KENTUCKY HOLDINGS LLC By its Manager: Range Exploration Partners LLC
By:	/s/ Frode Aschim
Frode Aschim Its: Manager